Amendment No. 1

to the

Fourth Amended and Restated Agreement and Declaration of Trust

of

Diamond Hill Funds

The undersigned officer of the Diamond Hill Funds, an Ohio business trust (the “Trust”), acting pursuant to Article 7, Section 7.3 of the Fourth Amended and Restated Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust on February 12, 2026 and are in full force and effect as of the date hereof:

RESOLVED, that the first paragraph of Article 4, Section 4.2 of the Declaration be, and such paragraph hereby is, amended hereby by deleting such first paragraph of Article 4, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article 4, Section 4.2:

Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series and Classes of Shares: “Diamond Hill Small Cap Fund,” Diamond Hill Small-Mid Cap Fund,” “Diamond Hill Mid Cap Fund,” “Diamond Hill Large Cap Fund,” “Diamond Hill Large Cap Concentrated ETF,” “Diamond Hill Select Fund,” “Diamond Hill Long-Short Fund,” “Diamond Hill International Fund,” “Diamond Hill Short Duration Securitized Bond Fund,” “Diamond Hill Securitized Total Return Fund,” “Diamond Hill Core Bond Fund,” “Diamond Hill Core Plus Bond Fund,” and “Diamond Hill High Income ETF,” and the following classes of Shares: Investor Class, Class I, Class Y and ETF Shares.

Dated: February 12, 2026	/s/ Karen R. Colvin_______________
Karen R. Colvin, Secretary
Diamond Hill Funds